Alan D. Halperin (AH-8432)
Robert D. Raicht (RR-2370)
Neal W. Cohen (NC-3573)

HALPERIN BATTAGLIA RAICHT, LLP
Counsel to the Debtor and Debtor-in-Possession
555 Madison Avenue - 9th Floor
New York, New York 10022
(212) 765-9100

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------------------x

In re:        Chapter 11
              Case No. 04-16926 (CB)
              eB2B COMMERCE, INC.,
              Debtor.

--------------------------------------------------------x

                         AMENDED DISCLOSURE STATEMENT TO
                           ACCOMPANY AMENDED PLAN OF
                     REORGANIZATION PURSUANT TO ss.1125 OF
                              THE BANKRUPTCY CODE

            eB2B Commerce, Inc. (the "Debtor"), the debtor and debtor-in-possession herein, respectfully submits this amended disclosure statement (the "Disclosure Statement") pursuant to ss.1125 of the Bankruptcy Code to accompany its amended plan of reorganization dated December 17, 2004 (the "Plan"), which has been filed with the United States Bankruptcy Court for the Southern District of New York. Capitalized terms contained in this Disclosure Statement, which are not otherwise defined herein, will have the meaning ascribed to such terms in the Plan.

                                       I.

                     Description of the Disclosure Statement

            The purpose of this Disclosure Statement is to provide creditors and stockholders of the Debtor with adequate information to enable them to make an informed judgment concerning the Plan. The Plan is the document that contains the exclusive and final statement of the rights of the Debtor, its creditors, equity holders and other interested parties, and sets forth what (if anything) each of those groups will receive and how they will receive it. It is strongly recommended that the Plan be read in its entirety. The Disclosure Statement is not a substitute for reading the Plan in full, as the Disclosure Statement simply describes the Plan, and provides information about the Debtor and the Case. If the Bankruptcy Court confirms the Plan, it will become binding on the Debtor, all creditors, equity holders and other interested parties.

            NO REPRESENTATIONS EXCEPT THOSE CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE RELIED UPON BY YOU IN EVALUATING THE PLAN. ANY SUCH ADDITIONAL REPRESENTATIONS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR, WHO IN TURN WILL PROVIDE SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS THE BANKRUPTCY COURT MAY DEEM APPROPRIATE. THE INFORMATION CONTAINED HEREIN, INCLUDING, WITHOUT LIMITATION, ALL FINANCIAL INFORMATION, HAS NOT BEEN SUBJECT TO AUDIT. THE DEBTOR IS UNABLE TO WARRANT AND REPRESENT THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, ALTHOUGH GREAT EFFORT HAS BEEN MADE TO ENSURE ITS ACCURACY. IF THERE ARE INCONSISTENCIES BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PLAN IS CONTROLLING.

            Creditors and equity holders whose Claims or Interests are impaired have the right to vote to accept or reject the Plan. Generally speaking, a Claim or Interest is impaired if the Plan alters the legal, contractual or equitable rights of the holder of the Claim or Interest. A Class of creditors accepts the Plan when creditors holding two-thirds in amount of such class and more than one-half in number of the Claims in such class who actually cast their ballots votes to accept the Plan. A Class of Interests accepts the Plan when Interests holding two-thirds in amount of such class who actually cast their ballots vote to accept the Plan.

            In these Cases, the Plan contains seven (7) Classes of Claims and two (2) Classes of Interests, and one (1) Class of Options and Warrants. The Plan impairs all holders of Claims and Interests, except for Class 1d and Class 2 Claims, in that it alters the legal, contractual and equitable rights of the holders of Claims and Interests. The Plan provides that holders of Claims in Classes 1a, 1b, 1c, 3, 4 and Interests in Classes 5, 6 and 7 are impaired in that the Plan alters the legal, contractual and equitable rights of the holders of such Claims and Interests. Class 1d and Class 2 Claims are not impaired under the Plan are conclusively presumed to have accepted the Plan under ss.1126(f) of the Bankruptcy Code. Class 7 is impaired and is conclusively presumed to have rejected the Plan under 11 U.S.C. ss.1126(g) of the Bankruptcy Code. Accordingly, votes on the Plan will be solicited from Class 1a, 1b, 1c and 3 Claims and 5 and 6 Interests only.

            The following materials are included with this Disclosure Statement:

1. 1. A copy of the Plan;

2. A copy of an order approving the Disclosure Statement (the "Disclosure Statement Order"), which states: (a) the date by which objections to confirmation of the Plan must be served and filed, (b) the date of the hearing in the Bankruptcy Court to consider confirmation of the Plan, and (c) other relevant information; and

2. 3. A Ballot for holders of Claims in Classes 1a, 1b, 1c and 3 and Interests in Classes 5 and 6 under the Plan.

            This Disclosure Statement was approved by the Bankruptcy Court by the Disclosure Statement Order on December __, 2004 after notice and hearing pursuant to section 1125 of the Bankruptcy Code. The Bankruptcy Court found that the information contained herein is of the kind, and is sufficiently detailed, to enable a hypothetical, reasonable investor typical of the class being solicited to make an informed judgment concerning the Plan. HOWEVER, THE BANKRUPTCY COURT HAS NOT CONFIRMED THE PLAN, NOR IS THIS DISCLOSURE STATEMENT OR THE DISCLOSURE STATEMENT ORDER TO BE CONSTRUED AS APPROVAL OR ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

            As stated in the Disclosure Statement Order, the Bankruptcy Court has scheduled a hearing to consider Confirmation of the Plan for January 26, 2005 at 2:00 p.m. Holders of Claims and Interests and other parties in interest may attend this hearing. Objections to confirmation of the Plan, if any, must be in writing and filed with the Bankruptcy Court and served, so as to be received no later than 4:00 p.m. on January 18, 2005, upon all of the following parties:

                        Halperin Battaglia Raicht, LLP
                        Counsel to the Debtor
                        555 Madison Avenue - 9th Floor
                        New York, New York 10022
                        Attn: Alan D. Halperin, Esq.
                              Robert D. Raicht, Esq.

                        Office of the United States Trustee
                        33 Whitehall Street
                        New York, New York 10004
                        Attn: Paul K. Schwartzberg, Esq.

            The following is a description of the assets, liabilities and affairs of the Debtor, a description and analysis of the Plan, and an analysis of alternatives to the Plan.

                                       II.

               Background The Debtor's Organization and Business

            The Debtor was originally incorporated in the State of Delaware on November 6, 1998. Thereafter, it merged with and into DynamicWeb Enterprises Inc. ("DynamicWeb"), a New Jersey corporation and a registrant with the United States Securities and Exchange Commission, on April 18, 2000. The surviving company changed its name from DynamicWeb Enterprises Inc. to eB2B Commerce, Inc. The Debtor has operated under this name and corporate structure since that time.

            The Debtor currently operates its business from leased premises located at 665 Broadway, New York, New York 10012.

            The Debtor's $0.0001 par value common stock has traded on the "Pink Sheets" under the symbol "EBTB.PK" since April 20, 2004, and prior to that date on the OTC Electronic Bulletin Board under the symbol "EBTB.OB" and the NASDAQ Small Cap exchange under the symbol "EBTB".

            The Debtor is a provider of business-to-business transaction management services designed to simplify supply chain automation and collaboration for its customers using EDI (Electronic Data Interchange) based solutions. The Debtor uses proprietary software to provide a technology platform for buyers and suppliers to transfer business documents, including purchase orders, purchase order acknowledgements, advanced shipping notices and invoices to (and from) their small and medium-sized trading partners. The Debtor provides access via the Internet to its software, which is maintained on its hardware and on hosted hardware. The Debtor also offers consulting services to the same client base as well as to other businesses that operate or outsource the transaction management and document exchange of their business-to-business relationships. In addition, until it discontinued operations as of September 30, 2002, the Debtor provided authorized technical education to Fortune 1000 clients, and also designed and delivered custom computer and Internet-based training seminars to those clients.

            The Debtor's product line consists of Web-based software services and traditional EDI-based professional services. The Debtor currently supports 10 Web-based trading hubs on behalf of a number of large retailers. In addition, the Debtor supports a Web-based trading network for drug chains and other retail participants and over 1,600 small and mid-sized businesses. Events Leading to the Commencement of the Case

            The Debtor's financial problems are the result of a confluence of events, including an overall need to refine and refocus its business model, the consequences of certain business acquisitions made by the Debtor in early-2002, and the general down turn of the technology sector in the latter part of 2001, and continuing to the present time. Following its merger with DynamicWeb in 2000, the Debtor focused significant energy and resources on building a unique Sporting Goods and Golf business-to-business "marketplace." Within months of its development, the industry's enthusiasm for the "marketplace" concept had waned, and the participants for whom it was designed were selecting different approaches than the Debtor's to address business-to-business needs. The Debtor changed its focus to serve the remaining DynamicWeb customers, and in January 2002 acquired Bac-Tech Systems, Inc. ("Bac-Tech"), a New York based company that serviced the EDI needs of additional large customers. It was believed at the time of the acquisition that combining the two companies would create operational synergies, and have substantial growth potential based, in large part, upon an emerging relationship with a reseller of Bac-Tech's services based in California and covering the Western United States. Within the first several months following the closing of the acquisition, it became clear that the cost-savings anticipated from the merger would take longer to realize than planned due to technical integration issues, and the projected sales as a result of the California reseller relationship were not going to be realized due to a major shift in the reseller's business direction. Since that time, the Debtor has focused its efforts on streamlining its internal operations to reduce costs and expanding its Web-based hub business model as well as serving its traditional EDI customers.

            The Debtor has taken dramatic steps to address its financial difficulties in order to survive in a changing economic environment. These measures have included, among others, closing of its unprofitable training and educational services business segment, reducing overhead costs through staff reductions and voluntary cutbacks in management salaries, and relocation of its New York headquarters to less expensive premises. These efforts have enabled the Debtor to reduce its overhead by over $475,000 per month. The relocation of its offices has resulted in savings of $1 million annually. The Debtor has, and continues to manage its expenses prudently in proportion to its cash receipts.

            Despite these cost-saving and cash management measures, the Debtor continues to face challenges in securing adequate working capital to fund its ongoing business and at the same time, encounters stiff competition from other, better financed companies within its business sector. Due to the aforementioned staff reductions, resulting in elimination of its field sales force and operating under continued tight cash constraints, the Debtor has been unable to undertake the aggressive marketing and promotion strategies necessary to remain competitive in the industry and more importantly, grow its revenue and cash. Moreover, while reduction of technical and support resources has allowed the company to service existing customers, it has limited the Debtor's ability to actively recruit new clients or expand its product line to include requested new functionality. Its financial structure in its current form has prevented the Debtor from attracting new sources of financial or investment capital. Worse though, the Debtor's debt structure did not change as its overhead and sales were reduced. As noted below, the Debtor continues to have debt obligations that are in substantial default and that it has no ability to service or repay.

            Since its inception, the Debtor has financed its operations by way of a series of preferred stock offerings and private placements. In December 1999 and April 2001, the Debtor raised $33 million and $7.5 million, respectively, through the issuance of series B and series C preferred stock offerings. In January and July 2002, the Debtor raised an additional $2 million and $1.2 million, respectively, from the issuance of senior secured convertible notes (collectively, the "Secured Notes") held by a consortium of private investors, including minor participation from certain members of current management (collectively, the "Secured Claims"). The Secured Notes provide for the payment of interest on a quarterly basis at the rate of seven (7%) percent per annum. Quarterly interest payments were to be made in cash or in shares of common stock (provided such shares were registered for resale and freely tradable). The claims of the Secured Claims are secured by liens and security interests on substantially all of the Debtor's assets.

            As part of the private placement of the Secured Notes, a representative was appointed to act on behalf of the interests of the Secured Claims (the "Investor Representative"). Soon after the closing of the initial private placement, the Debtor defaulted on the scheduled interest payments under the Secured Notes due on March 31, 2002 and June 30, 2002. The Debtor sought and obtained a waiver of the default from the Investor Representative and it was agreed that the two unpaid quarterly interest payments would be added to the amount due upon maturity. Thereafter, the Debtor defaulted in payment of the next four quarterly interest payments through June 30, 2003. The Investor Representative was unwilling to waive the non-payment and declared the Debtor in default under the Secured Notes. The Debtor has since defaulted on all subsequent scheduled interest payments.

            Over the next several months, the Debtor explored various alternatives with the Investor Representative to resolve and/or restructure the obligations under the Secured Notes, albeit all without success. At the same time, the Debtor initiated and pursued active discussions with several potential lenders, investors, and prospective merger partners in an effort to satisfy the debt of the Secured Claims. Indeed, prior to the commencement of the Chapter 11 case, the Debtor made extensive efforts to both secure additional financing and, alternatively, to market its business to various third parties. Ultimately, the Debtor was unable to identify any party willing to provide sufficient funds to satisfy the debt to the Secured Claims. In April 2004, the Secured Claims advised of their intention to foreclose upon the Secured Notes.

            Since that time, the Debtor and Investor Representative have engaged in extensive discussions regarding the resolution of the claims of the Secured Claims. Recently, the parties reached an agreement, in principle, pursuant to which the claims of the Secured Claims would be resolved through confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code.

            The Debtor submits that the negotiations and the resulting transaction contemplated by the plan are the result of good faith and arm's length negotiations between the Debtor and the Secured Claims and resulted in consideration to the estate that is both fair and reasonable in light of the circumstances. Moreover, the Plan will enable all parties in interest to realize a recovery, whereas they would receive nothing under a foreclosure. The Debtor filed its Chapter 11 case to protect, preserve and maximize the value of its assets for the benefit of the estate and its creditors.

                                      III.

                       The Chapter 11 Case Filing the Case

            The Debtor filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on October 27, 2004 (the "Petition Date") and was continued in the management and operation of its businesses and properties as a debtor-in-possession pursuant to ss.ss.1107 and 1108 of the Bankruptcy Code. No trustee or examiner or was appointed in this Case. To date, no Official Committee of Unsecured Creditors of the Debtor (the "Committee") has been formed in the Case.

First Day Orders

            Simultaneously the commencement of the Case, the Debtor sought approval of typical applications to facilitate the company's smooth transition into chapter 11. The applications include requests for entry of orders (a) authorizing the Debtor to retain Halperin Battaglia Raicht, LLP, as bankruptcy counsel for the Debtor, (b) authorizing the Debtor to retain Sadis & Goldberg, as securities counsel to the Debtor, (c) authorizing the Debtor to retain Miller Ellin Company, LLC, as accountants to the Debtor, (d) authorizing the Debtor's continued use of existing business forms and records and authorizing maintenance of certain bank accounts, and (e) authorizing (i) payment of accrued employee wages, salaries, expenses, and benefits in accordance with the policies and practices established by the Debtor prior to the Petition Date, (ii) the Debtor to perform and honor all other pre-petition obligations, practices and policies relating to employees, and (iii) payment of related taxes and tax deposits. The retention applications were initially approved on an interim basis for a period of 30 days. Notice of the interim retention orders was served upon certain of the constituent parties in the Case. With no objections having been filed by the time prescribed by the interim orders, such retention applications have been approved on a final basis. Per the direction of the Bankruptcy Court, notice of entry of the order authorizing the payment of certain pre-petition wages, salaries, expenses, and benefits was also served upon certain of the constituent parties in the Case. As detailed below, the Debtor also sought more substantive relief upon the commencement of the Case.

The DIP Facility

            As at the Petition Date, the Debtor had no unencumbered assets or credit available to fund its business operation, and required additional monies to fund operations during the pendency of the Case. Without funding, the Debtor would not have been able to operate its businesses pending consideration of the Plan, placing its businesses in grave jeopardy, undermining their value and all but ruining any chance for a successful reorganization. Recognizing this, Enable Corp., the holder of one of the Secured Claims has agreed to provide financing under a debtor-in-possession facility with the Debtor.

            Simultaneously with the commencement of the Chapter 11 case, the Debtor moved for authority to enter into a certain credit agreement and related agreements (the "DIP Loan Agreement") with Secured Claims (the "DIP Lender"), under which the DIP Lender agreed to (a) authorize immediate use, in the ordinary course of its business, of any and all income and receivables and all other cash equivalents constituting the Secured Claim's cash collateral within the meaning of section 363(a) of the Bankruptcy Code ("Cash Collateral") and (b) advance to the Debtor up to an aggregate principal amount of $300,000 for the payment of expenses, all in accordance with the Budget (the "DIP Facility"). The DIP Loan Agreement provides for the accrual of interest on all advances at the rate of fifteen (15%) percent per annum payable monthly on the last calendar day of each month. The DIP Facility proposes to grant the DIP Lender a claim having priority over any and all expenses and claims of the kind specified in, inter alia, sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726
and 1114 of the Bankruptcy Code, pursuant to ss. 364(c)(1) of the Bankruptcy Code. Moreover, as security for all post-petition obligations to the DIP Lender under the DIP Loan Agreement, the DIP Lender would be granted a valid, fully perfected first priority lien in all assets (a) not otherwise encumbered by a valid existing lien as of the Petition Date, as well as (b) now owned or hereafter acquired, whether or not encumbered by a valid lien or other encumbrance on the Petition Date, but subject and subordinate to the Carve-Out. Finally, the Debtor proposes to grant the holders of the Secured Claims a replacement lien in its assets as adequate protection against the diminution of value of any collateral as a result of the Debtor use of "cash collateral" during the pendency of the Chapter 11 case. The claims and liens to be granted under the DIP Facility do not extend to causes of action under Chapter 5 of the Bankruptcy Code or to the proceeds thereof. The DIP Facility will prime the Secured Claims. It is unlikely the Debtor would be able to prevail in a litigation regarding the granting of a priming lien absent consent of the Secured Claims to the relief requested.

            The DIP Facility will terminate at the earlier of (a) the effectiveness of the Plan, (b) the conversion of the Case to a case under Chapter 7 of the Bankruptcy Code, or (c) December 27, 2004, provided, however, that the Debtor and Lender may extend such date for successive thirty (30) day periods by a writing executed by the parties. Under the Plan, any outstanding obligations under the DIP Facility will be repaid on a Pro Rata basis pari passu with the holders of general unsecured claims. Simultaneously with the Petition Date, the Debtor has filed a motion seeking approval of the DIP Facility on an emergency, interim and final basis.

            By orders dated October 28, 2004 and November 1, 2004, the Bankruptcy Court authorized the Debtor to obtain debtor-in-possession financing, on an emergency and interim basis, in an amount not to exceed $100,000 pending a final hearing on the application. After notice and hearing, the Bankruptcy Court approved the entire $300,000 DIP Facility on a final basis, by order dated November 22, 2004. Bar Date

            In Order to fix the universe of claims against the Estate, the Debtor requested that the Bankruptcy Court establish a date in this Case as the last date to file proofs of claim. Simultaneously with the Petition Date, the Debtor filed an application requesting that the Court establish a bar date in the case. By order dated October 29, 2004, the Bankruptcy Court established January 7, 2005 at 5:00 p.m. (Eastern Time) as the last day for the assertion of Claims that arose prior to the Petition Date.

                                       IV.

                             Description of the Plan

            The Plan is a mechanism for the reorganization of the Debtor's business, the liquidation of any remaining assets, and the distribution of cash and equity available to the Estate's creditors and interestholders. The Plan provides for the treatment of all classes of Claims and Interests, and distributions to holders of all Allowed Claims and Interests will come primarily from a Cash contribution from the Plan Sponsor in the amount of $500,000, of which $400,000 will fund Distributions under the Plan and $100,000 will be used to fund the operations of the Reorganized Debtor. In addition, certain interestholders will receive a Distribution of New Common Stock under the Plan. Lastly, additional funds may ultimately be available from prosecution of the Recoveries (i.e., causes of action under ss.ss.510, 541 through 551 and 553 of the Bankruptcy Code).

            The Plan is organized into Articles. Article I contains the definitions and rules of interpretation of terms used in the Plan. Article II provides for the method of payment of Claims that need not be classified pursuant to ss.1123(a)(1) of the Bankruptcy Code: Administrative Claims and Priority Tax Claims. Article III designates the Classes of Claims and Interests that must be classified pursuant to ss.1123(a)(1) of the Bankruptcy Code, and
Article IV specifies the treatment of such Classes of Claims and Interests.
Article V describes the means by which the provisions of the Plan will be implemented and the mechanism by which distributions will be made to Claimants.
Article VI describes the Liquidation Trust, which, among other things, will be responsible for making the Distribution under the Plan. Article VII describes the procedures for resolving and treating Disputed Claims and Interests. Article VIII provides for the treatment of all executory contracts and unexpired leases under the Plan. Article IX provides for a discharge and an injunction against taking certain further actions against the Debtor. Article X contains miscellaneous provisions regarding the Plan. Finally, Article XI provides for the Bankruptcy Court's retention of jurisdiction over the Case for specified purposes.

Definitions

            The definitions in Article I are of two types: (a) terms of art in bankruptcy practice, and (b) shorthand labels or references to a name or concept that would otherwise take longer to express. With respect to the first type, every effort has been made to make such definitions correspond to the definitions used in the Bankruptcy Code, the Bankruptcy Rules or general bankruptcy practice. Definitions such as "Claim" and "Interests" are examples of definitions in the first category. The definition of "Debtor" is an example of definitions in the latter category.

Treatment of the DIP Facility, Administrative Claims, Priority Tax Claims and Fees of the United States Trustee

            Article II provides for payment of the DIP Facility, Administrative Claims and Priority Tax Claims, which are not required to be classified under section 1123(a)(1) of the Bankruptcy Code. The Plan provides that any outstanding obligations under the DIP Facility will be repaid on a Pro Rata basis pari passu with the holders of general unsecured claims. While the DIP Facility provides for advances of up to $300,000, it is estimated that outstanding obligations will be $225,000 on the Effective Date. It is anticipated that the DIP Lender will be repaid between 50%-70% of the unpaid obligations under the DIP Facility under the Plan. Holders of Allowed Administrative Claims will be paid in full in Cash on the Effective Date or pursuant to the terms of payment applicable to such Administrative Claim, or as otherwise agreed to between the Debtor and the respective Claimant. Administrative Claims are the costs and expenses incurred during the Case, including ordinary costs incurred in the operation of the Debtor's businesses and Professional Fees. There are also fees payable to the United States Trustee (the "UST") pursuant to 28 U.S.C. ss.1930, which are also a non-classified category of Claim. The Debtor will pay all outstanding amounts due to the UST upon confirmation and through the Effective Date, and after the Effective Date, the Reorganized Debtor and the Liquidation Trust shall be liable for and pay the fees of the UST pursuant to 28 U.S.C. ss.1930(a)(6) until the entry of a final decree in this case, or until the case is converted or dismissed. The costs of operating the Debtor's businesses during the Case will continue to be paid in the ordinary course of business according to regular business terms. Following the transfers of the Assets, business expenses associated with such Assets will be borne by the holders of the Secured Claims or their designee. The payment of Professional Fees can only be made after the Bankruptcy Court has allowed such fees upon application of each respective Professional Person.

            The Professional Persons consist of (a) Halperin Battaglia Raicht, LLP, counsel to the Debtor, (b) Sadis & Goldberg, as securities counsel to the Debtor, and (c) Miller Ellin Company, LLC, accountants to the Debtor. It is estimated that Professional Fees, net of pre-petition retainers, will aggregate approximately $115,000 for services rendered in the administration of the Case. Fees payable to the United States Trustee will be paid as they become due from the Liquidation Trust.

            Priority Tax Claims consist of Claims for withholding tax, sales tax and unemployment insurance tax obligations to federal, state and local taxing units. The Schedules indicate that Priority Tax Claims aggregate $0 as of the Petition Date. Under the Plan, Allowed Priority Tax Claims will be paid in Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Claim.

Classification and Treatment of Claims and Interests

            Article III of the Plan divides all Claims against, and Interests in, the Debtor into Classes and Article IV of the Plan provides for the treatment of such Classes of Claims and Interests. The Classes consist of Claims and Interests, rather than creditors or shareholders, because one creditor or shareholder may hold more than one kind of Claim or Interest, and section 1122 of the Bankruptcy Code requires that certain kinds of Claims and Interests be given certain treatment. The classification and the treatment of the Classes and Interests is summarized herein as follows:

            The Class 1a and Class 1b Claims consist of the Secured Claims, which are impaired under the Plan. As noted above, the Debtor's pre-petition operations were funded by, among other things, private placements that closed on January 11, 2002 (the "January 2002 Financing") and July 15, 2002 (the "July 2002 Financing "), respectively. Pursuant to the January 2002 Financing, a loan was made by the holders of the Junior Secured Claims (Class 1b), consisting of certain private investors, including certain member of the Debtor's management
(1) evidenced by promissory notes each dated as of January 11, 2002 in the aggregate principal amount of $2 million. As security for these obligations, the Debtor executed a General Security Agreement dated as of December 26, 2001, by and between the Debtor and Commonwealth, L.P., a New York limited partnership, as agent for the Junior Secured Claims in connection with the January 2002 Financing, granting them liens and security interests in all personal property and fixtures of the Debtor of any type or description, wherever located and now existing or hereafter arising or acquired, including (a) all goods, including inventory and equipment, (b) accounts and accounts receivable, (c) all other personal property, including general intangibles, (d) all of the Debtor's right in and to shares of capital stock of any subsidiary of the Debtor, (e) all of the right, title and interest in the Debtor's intellectual property, including trademarks, patents and tradenames, and (f) all products and proceeds of the foregoing (collectively, the "Pre-Petition Collateral").

            Pursuant to the July 2002 Financing, a loan was made by the holders of the Senior Secured Claims, consisting of certain private investors, including minor participation by certain member of the Debtor's management,(2) evidenced by promissory notes each dated as of July 15, 2002; September 11, 2002; November 4, 2002; and April 29, 2003 in the aggregate principal amount of $1.2 million. As security for these obligations, the Debtor executed a General Security Agreement dated as of July 11, 2002, by and between the Debtor and the Investor Representative, as agent for the holders of the Senior Secured Claims in connection with the July 2002 Financing, granting them liens and security interests in the Pre-Petition Collateral. Payment of the obligations under the January 2002 Financing was subordinated to the prior payment of the obligations due the

      The holders of the Junior Secured Claims under the January 2002 Financing are Enable Corp., Eli Levitan, Jacob Safier, JF Shea Co., RMC Capital and McKinsey & Company. (2) The holders of the Senior Secured Claims under the July 2002 Financing are Bruce Haber, Comvest Capital Partners, Enable Corp., Jacob Safier, JF Shea Co., Richard S. Cohan, RMC Capital and Robert A. Bacchi.

holders of the Junior Secured Claims under the July 2002 Financing in accordance with a certain subordination agreement dated as of July 11, 2002.

            The Debtor believes that the holders of the Senior Secured Claims and the Junior Secured Claims hold claims in the aggregate amount of $1,334,852 and $2,435,532, respectively, as of the Petition Date, repayment of which was secured by liens on substantially all of the Debtor's assets. The Plan provides that, on the Effective Date, the Assets, except for the Retained Assets, will be transferred to the Senior Secured Claims and the Junior Secured Claims (or their designee) in full and final settlement, satisfaction, discharge and release of their Claims against the Estate as to the Debtor. The Assets shall continue to be subject to the claims and liens of the holders of the Secured Claims.

            The Class 1c Claim consists of the Bacchi Claim, which is impaired under the Plan. The Bacchi Claim was incurred in connection with the Debtor's acquisition of Bac-Tech in or about January 2002. Robert A. Bacchi, the holder the Bacchi Claim, is a former shareholder of Bac-Tech. Mr. Bacchi is also the current chief operating officer of the Debtor. As consideration for the sale of Mr. Bacchi's equity interest in Bac-Tech, the Debtor executed a promissory noted dated January 2, 2002 in the amount of $300,000. As security for the obligations under the promissory note, the Debtor granted Mr. Bacchi security interest in and to certain intellectual property related to Bac-Tech's business. As of the Petition Date, the Debtor was in default in payment of the obligations due under the promissory note to Mr. Bacchi. The Debtor believes that the Bacchi Claim holds a secured claim in the amount of $300,000. The Bacchi Claim will be satisfied by the holder of Secured Claims, or their designee, on terms and conditions negotiated between them. Bacchi shall not receive consideration from the Estate for his Claim.

            The Class 1d Claims consist of the Other Secured Claims, which are not impaired under the Plan. The Other Secured Claims consist of claimants (other than the Senior Claims and the Bacchi Claim) that purport to hold liens and security interests in the Debtor's assets. The Debtor does not believe there are any such claims. However, to the extent there are any filed and any such Claims are allowed, the Other Secured Claims will be satisfied in full, at the Liquidation Trustee's option, by (a) a payment in Cash on the Effective Date in an amount equal to the value of the collateral securing such claim evidenced by a valid, perfected and enforceable lien and security interest, in accordance with section 506(a) of the Bankruptcy Code; or (b) the surrender of such collateral to the holder of the Other Secured Claim, provided, however, that such treatment will be subject to the rights of any holder of a prior lien upon, and security in, said collateral. To the extent the value of the collateral securing such Other Secured Claim is less than the Allowed Amount, any such deficiency will be treated as a Class 3 Claim (Unsecured Claim) under the Plan.

            Class 2 consists of all Priority Claims, which are unimpaired under the Plan. Priority Claims consist of wage or wage related Claims described in ss.507(a)(3) and (4) of the Bankruptcy Code, which are afforded priority only to the extent of $4,650 for each holder of such a Claim. To the extent any wage claim exceeds $4,650, such excess will be treated as a Class 3 Claim. Class 2 Claims will be satisfied, settled and discharged by payment of 100% of the Allowed Amount of such Claims, without interest, on the later of the Effective Date or on the date such Claims become Allowed. The believes that there are no Claims 2 Claims and/or any such Claims will have been satisfied by prior order of the Bankruptcy Court. To the extent any Class 2 Claims are Priority Claims for unpaid vacation pay, such accrued and unused vacation benefits will be honored by the Senior Secured Claims and Junior Secured Claims in the ordinary course of business and in accordance with practices and policies existing as of the Petition Date provided that the Plan is confirmed.

            Class 3 consists of Unsecured Claims. Class 3 Claims are impaired under the Plan. As soon following the Effective Date as is practical, the holders of Allowed Unsecured Claims will receive Pro Rata Distributions of Available Cash on a Pro Rata basis after payment of all Administrative Claims, Priority Tax Claims and Allowed Class 1c and 2 Claims and appropriate reserves for Disputed Claims are established for the foregoing. Thereafter, supplemental Pro Rata Distributions will be made to the holders of Allowed Class 3 Claims to the extent the Liquidation Trustee determines that sufficient additional funds have become available to warrant a supplemental Distribution, until all Allowed Class 3 Claims have been paid in full, with interest at the rate of 3%, in full and final settlement, satisfaction, discharge and release of the Class 3 Claims.

            The Schedules indicate that Class 3 Claims aggregate $325,173. It is anticipated that the Distribution to the holders of Class 3 Claims will range from 50% to 70% of the Allowed Amount of such Claims. After the Confirmation Date, the Liquidation Trustee will assert objections, where appropriate, to any overstated claims based upon the result of the Bar Date.

            Class 4 consists of Subordinated Claims. Class 4 Claims are impaired under the Plan. Class 4 Claims consist of any Claims that are subject to subordination pursuant to ss.510 of the Bankruptcy Code. Holders of Class 4 Claims will receive Distributions of Available Cash on a Pro Rata basis after payment of all Administrative Claims, Priority Tax Claims and Allowed Class 1c, 2 and 3 Claims and appropriate reserves for Disputed Claims are established for the foregoing. Administrative. Thereafter, supplemental Pro Rata distributions will be made to the Holders of Allowed Class 4 Claims to the extent the Liquidation Trustee determines that sufficient additional funds have become available to warrant a supplemental distribution, until all Allowed Class 4 Claims have been paid in full, with interest at the rate of 3%, in full and final settlement, satisfaction, discharge and release of the Class 3 Claims. Notwithstanding the foregoing, any claims subordinated under 11 U.S.C. ss.510(b) will be classified pari passu with the class of Interests from which such Claims arose.

            Class 5 consists of Preferred Interests. The Preferred Interests are impaired under the Plan. Holders of Class 5 Preferred Interests will receive Distributions of Available Cash on a Pro Rata basis after payment of all Allowed Claims and appropriate reserves for Disputed Claims are established for the foregoing. Thereafter, supplemental Pro Rata distributions will be made to the Holders of Allowed Preferred Interests to the extent the Liquidation Trustee determines that sufficient additional funds have become available to warrant a supplemental distribution up to the Liquidation Preference of $23,290,450. In addition, holders of Allowed Preferred Interests will receive a pro rata share of 3.5% of the New Common Stock. All Class 5 Interests will be canceled and extinguished on the Effective Date pursuant to the Plan.

            Class 6 consists of Common Interests. Class 6 includes all of the currently outstanding common stock interests in the Debtor. The Common Interests are impaired under the Plan. Holders of Common Interests will receive a Pro Rata share of 3.5% of the New Common Stock. All Class 6 Interests will be canceled and extinguished on the Effective Date pursuant to the Plan.

            Class 7 consists of all Options and Warrants to purchase stock of the Debtor. Options and Warrants are impaired under the Plan. Holders of Options and Warrants will receive no Distributions under the Plan and will be canceled and extinguished on the Effective Date pursuant to the Plan. Holders of Class 7 Interest are presumed to have rejected the Plan pursuant to ss.1126(g) of the Bankruptcy Code.

Implementation of the Plan

            The Plan contemplates that the primary source for Cash Distributions will be $400,000 of the Initial Investment by the Plan Sponsor in exchange for 93% of the New Common Stock to be issued under the Plan. The Plan Sponsor has no connection or other relationship with any of the Debtor's existing management and is not an "insider" as that term is defined in the ss.101(31) of the Bankruptcy Code. In addition, the Retained Assets includes Cash of the Debtor, which will be available for Distribution under the Plan. Finally, the Plan provides that 7% of the New Common Stock will be distributed 3.5% each to Allowed Preferred and Common Interests. As part of the Initial Investment, the Plan Sponsor will also fund $100,000 to the Reorganized Debtor for general operating purposes.

            A portion of the Initial Investment by the Plan Sponsor (i.e., $400,000) will be used (a) to pay costs and expenses associated with the Case,
(b) to pay Allowed Administrative Claims and Priority Tax Claims, (c) to fund Cash portion of the Distributions under the Plan and (d) to fund the administration of the Liquidation Trust through the conclusion of the Case and complete implementation of the Plan.

            Upon the issuance of the New Common Stock to the Plan Sponsor (or its designee), the Plan Sponsor (or its designee) will be prohibited from selling or otherwise transferring any of the New Common Stock it receives under the Plan until the occurrence of all of the following events: (a) a transaction between the Reorganized Debtor and a merger partner has been consummated, (b) a Form 8K has been filed by the Reorganized Debtor with the SEC setting forth the terms of the merger, acquisition or other transaction, with disclosures to be made on substantially the same terms as would be required by an entity filing a registration statement with the SEC, and (c) audited financials of the merger partner have been filed with the SEC.

The Liquidation Trust, the Liquidation Trustee and the Debtor Representative

            The Plan contemplates the formation of a Liquidation Trust. On the Effective Date, the Liquidation Trust will be established pursuant to the Liquidation Trust Agreement to take, and assume the responsibility and liability for: (a) receiving all Cash from the Estate, (b) establishing and holding the accounts and reserves, (c) making, or cause to be made, Distributions, (d) making Distributions from the Liquidation Trust pursuant to this Plan, (e) liquidating the Retained Assets and receiving any proceeds, (f) prosecuting, settling or resolving all Disputed Claims, (g) asserting, prosecuting, and settling all Claims and causes of action that belong to the Estate, including, without limitation, the Recoveries, and (h) taking any and all other actions not inconsistent with the terms of this Plan and the Liquidation Trust Agreement that are appropriate or necessary to effectuate the wind-up and liquidation of the Debtor and its Estate. The Liquidation Trust will succeed to all privileges and rights of the Debtor, including with respect to Recoveries, and will own and be entitled to pursue any and all causes of action and seek any and all legal or equitable remedies available to the Debtor. On the Effective Date, the Liquidation Trust shall be "the representative of the estate" as contemplated by section 1123(b)(3)(B) of the Bankruptcy Code, and shall, in addition, have those powers and duties set forth in sections 323, 704(1), 704(2), 704(5), 704(9), 1106(a)(6) and 1106(a)(7) of the Bankruptcy Code.

            There will be a Liquidation Trustee under the Liquidation Trust to manage the assets, administer the Estate post-confirmation, and conclude the Case. Alan D. Halperin, a partner of Halperin Battaglia Raicht, LLP, proposed counsel to the Debtor, will serve as the Liquidation Trustee. The powers, rights, and responsibilities of the Liquidation Trustee will be specified in the Liquidation Trust Agreement and will include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust, including, without limitation, the compensation of the Debtor Representative; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals and consultants to advise and assist in the administration, prosecution and distribution of trust assets; (d) calculate and implement distributions of trust assets; (e) assist the Debtor Representative to prosecute, compromise, and settle, in accordance with the specific terms of that agreement, all Disputed Claims and Interests and causes of action, including the Recoveries vested in the Liquidation Trust; and (f) pay Professional Fees of professionals retained in the Case and Allowed pursuant to any order of the Court, whether such Professional Fees were incurred before or after the Effective Date. Other rights and duties of the Liquidation Trustee and the beneficiaries will be set forth in the Liquidation Trust Agreement. All Retained Assets will, as of the Effective Date, be transferred by the Debtor and its Estate to the Liquidation Trust, and all Cash not distributed by the Liquidation Trustee on the Initial Distribution Date will be transferred by the Liquidation Trustee to the Liquidation Trust within two business days after the Initial Distribution Date. The Liquidation Trust will liquidate the Retained Assets in accordance with the provisions of the Liquidation Trust Agreement. The Liquidation Trustee (a) will be exculpated from any liability for any errors or omissions made in discharging its duties hereunder, except for errors or omissions arising from its own gross negligence or willful misconduct, and (b) may resign its position on 30 days notice. The Liquidation Trustee will, in consultation with the Debtor Representative and Debtor's counsel, select a successor Liquidation Trustee. The Liquidation Trustee shall be bonded for the funds held in the Trust, and such bond shall be cancelable on 30 days notice to the United States Trustee.

            Except as otherwise ordered by the Bankruptcy Court or specifically provided for in the Plan, the amount of any fees and expenses incurred by the Liquidation Trust on or after the Effective Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) of the Liquidation Trust arising out of the liquidation of the Remaining Assets, the making of Distributions under the Plan, and the performance of any other duties given to it will be paid in accordance with the Liquidation Trust Agreement.

            The Liquidation Trust will terminate no later than the fifth (5th) anniversary of the Effective Date; provided, that on or prior to the date that is three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Liquidation Trust if it is necessary to the liquidation of the Liquidation Trust assets. Multiple extensions of the Liquidation Trust term may be obtained so long as Bankruptcy Court approval is obtained as provided in the prior sentence.

            The Plan also provides for the appointment of a Debtor Representative to assist the Liquidation Trustee in connection with the administration of the Estate and moving the Case toward conclusion. Richard S. Cohan, the Debtor's president and chief operating officer, will serve as the Debtor Representative.

Plan Distributions and Claim Reconciliation

            All known assets of the Estate will be transferred to the Liquidation Trust. All Distributions to Claimants and Interestholders pursuant to this Plan will be paid from funds and assets transferred by the Debtor, and contributed by the Plan Sponsor, to the Liquidation Trust. The Liquidation Trustee will make all Cash Distributions to the holders of Allowed Administrative Claims, Priority Tax Claims, and Class 1c, 2, 3, 4 and 5 Claims and Interests under, and in accordance with, the Plan. All other Distributions under the Plan, including Distributions of New Common Stock to the holders of Class 5 and 6 Interests, will be made by the Transfer Agent, and will be overseen by the Debtor Representative. On the Effective Date, the Plan Sponsor will deliver to the Liquidation Trustee $400,000 of the Initial Investment and evidence of the reservation by the Reorganized Debtor of New Common Stock in an amount sufficient to make the Distributions to holders of Allowed Preferred and Common Interests under the Plan. The Reorganized Debtor, in consultation with the Debtor Representative and the Liquidation Trustee, will make (or cause to be made) one or more Distributions of the New Common Stock to the holders of Class 5 and 6 Interests, subject to appropriate reserves for Disputed Interests, and will make a final Distribution of the New Common Stock in accordance with the Plan as soon as practical following the conclusion of the claim and interest reconciliation process. The Distributions and other treatment afforded holders of Claims and Interests under this Plan will be the only payments received by the holders of Claims against, and Interests in, the Debtor. As soon as practical following the Confirmation Date,

(a) the Reorganized Debtor, in consultation with the Debtor Representative and the Liquidation Trustee, will prepare Distribution schedules with respect to each Class of Interests to receive New Common Stock, and (b) the Liquidation Trustee and the Debtor Representative will prepare Distribution schedules with respect to each Class of Claims to receive Cash under the Plan.

            The Liquidation Trustee will have the right, within the first 180 days following the Confirmation Date, or during such additional time requested for cause shown and authorized by Final Order, to object to any and all Claims or Interests. Unless otherwise ordered by the Bankruptcy Court, or agreed to by written stipulation approved by a Final Order, or until the objection thereto is withdrawn, the Liquidation Trustee may litigate the merits of each Disputed Claim or Interest until determined by Final Order. Any Claim or Interest for which no objection has been filed within the time fixed therefor will be deemed an Allowed Claim or Allowed Interest, as the case may be, in such amount as is set forth in a proof of claim or interest filed with the Bankruptcy Court, or if no proof of claim or interest is filed, as listed in the Schedules and not identified as disputed, contingent or unliquidated as to amount. The Liquidation Trustee and the holder of any Disputed Claim or Interest may enter into a written settlement agreement to compromise such Claim or Interest, which agreement will become effective upon entry of a Final Order approving the terms thereof. Any Claim filed after the Confirmation Date, other than Claims for Professional Fees, fees payable to the United States Trustee or rejection damage claims that were not required to be filed prior to the Confirmation Date, will be deemed disallowed and expunged without any action on the part of the Liquidation Trustee, unless the post-Confirmation Date filing of such Claim has been authorized by Final Order and the filing is in compliance with such order. In the event of a post-Confirmation Date filing that is duly authorized and timely, the Liquidation Trustee will have until (i) the date set in the Final Order for objecting to such Claim, (ii) the later of 120 days following the Confirmation Date or 45 days following the filing of the Claim, or (iii) such later date as may be requested for cause shown and authorized by Final Order, to object to such Claim.

            Unclaimed Distributions (including Distributions made by checks which fail to be negotiated) will be retained by the Liquidation Trust and held in trust for the beneficial holders of Allowed Claims or Interests, as the case may be, entitled thereto for a period of 90 days after the Distribution Date. Any Distribution remaining unclaimed 90 days after the Distribution Date will be canceled (by a stop payment order or otherwise), the Claim(s) or Interest(s) relating to such Distributions(s) will be deemed forfeited and expunged and the holder of such Claim or Interest will be removed from the Distribution schedule or Transfer Agent's records and will receive no further Distributions under this Plan. Any and all canceled Distributions will be redistributed in accordance with Article IV of the Plan.

Avoidance Actions and Recoveries

            All avoidance actions under Article V of the Bankruptcy Code are fully preserved and will be retained exclusively by the Liquidation Trust. The Liquidation Trustee, in consultation with Debtor Representative, will have the authority to assert, prosecute, and settle all causes of action pursuant to the ss.ss.510, 541 through 551, and 553 of the Bankruptcy Code through and including the earlier of the date the Case is closed, the last date by which such claims may be asserted pursuant to applicable law, or the conclusion of the matter.

            The Debtor has conducted an analysis of the Debtor's pre-petition transactions and do not believe there exist any preferential or fraudulent transfers recoverable by the Estate under sections 544, 547 or 548 of the Bankruptcy Code. With respect to transfers to creditors made within the 90 days prior to the Petition Date, the nature and extent of such transfers are small in number and amount and the Debtor believe that the vast majority, if not all, of such payments would be subject to valid defenses. There were no transfers to "insiders" (as that term is defined in ss.101(32) of the Bankruptcy Code) within the one year period prior to the Petition Date, other than regular salary to current management paid in the ordinary course of business.

            In addition, the Debtor has conducted an examination of the Senior Secured Claims, the Junior Secured Claims and the Bacchi Claim. The analysis included a review of the loan documents, security agreements and filings under the Uniform Commercial Code evidencing these Claims. Based upon its investigation, the Debtor believes that such Claims represent valid, enforceable, perfected and non-avoidable secured Claims against the Estate. Accordingly, the Recoveries will not include any claims or causes of action against the holders of the Secured Claims and any such claims and causes of action shall be released by the Estate. The Plan Sponsor

            Trinad Capital, L.P. ("Trinad" or the "Plan Sponsor"), is a hedge fund dedicated to investing in micro-cap public companies. Among other things, periodically, Trinad will acquire controlling interests in micro-cap companies with failing or minimal operating businesses, assist the companies to raise financing and using the financed public vehicle to make acquisitions of companies with substantial operations. For example, Trinad was instrumental in the acquisition by Connectivcorp of Majesco, a video game company that recently announced it expects sales in excess of $100 million and earnings in excess of $10 million. Trinad was also instrumental in introducing post-merger Connectivcorp to an investment bank, which raised $25,000,000 in February 2004. More recently, Trinad acquired control of Amalgamated Technologies, Inc., and $5.5 million was subsequently raised by Amalgamated. Amalgamated is currently seeking a suitable merger candidate. The funds invested in Amalgamated reflect Trinad's success in the Majesco situation.

            Trinad intends to raise capital to make the Debtor a more attractive acquisition vehicle, and then seek a suitable merger candidate. Trinad has identified the Debtor as an attractive vehicle because: (a) the Debtor is a relatively clean company (i.e., it has provided extensive and comprehensive reporting to the public via SEC filings and other releases), (b) the Debtor is a fairly broadly held public company, (c) it has positive tax attributes, and (d) the confirmation process was not expected to be contentious as creditors are likely to recover a significant dividend, and a distribution could be provided for shareholders.

            Trinad is in the process of exploring opportunities for merger, but has not identified anyone at this juncture. In the event Trinad does identify a merger candidate prior to confirmation of the Plan, Trinad will make appropriate disclosure of such candidate.

            Trinad believes that the $100,000 capitalization of the Reorganized Debtor will be more than sufficient to satisfy all monetary needs of the Reorganized Debtor for at least one year. Trinad has the financial wherewithal and intent to fund the Reorganized Debtor's financial needs beyond the first year to the extent necessary. Trinad's schedule 13D filed with the United States Securities Exchange Commission (the "SEC") in connection with the acquisition of a controlling interest in Amalgamated is attached hereto as Exhibit B.

Post-Confirmation Management of the Reorganized Debtor

            After the Effective Date, it is expected that Robert Ellin and Jay Wolf will be the members of the Reorganized Debtor's board of directors. Robert

Ellin shall serve as the Reorganized Debtor's Chief Executive Officer, Jay Wolf shall serve as the Reorganized Debtor's Chief Operating Officer, and Barry Riegenstein shall serve as the Reorganized Debtor's Chief Financial Officer.

            Robert S. Ellin is a Managing Member of Trinad Capital LP, the Plan Sponsor, which is a hedge fund dedicated to investing in micro-cap public companies. Prior to joining Trinad Capital LP Mr. Ellin was the founder and President of Atlantis Equities, Inc., a personal investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public company as well as select private company investments. Mr. Ellin frequently played an active role in Atlantis investee companies including Board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a Leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and prior to that he was the Manager of Retail Operations at Lombard Securities. Mr. Ellin received a Bachelor of Arts from Pace University.

            Jay A. Wolf is a Managing Director of Trinad Capital LP. Mr. Wolf has nine years of investment and operations experience in a broad range of industries. Mr. Wolf's investment experience includes senior and subordinated debt, private equity, mergers & acquisitions and public equity investments. Prior to joining Trinad Capital LP, Mr. Wolf served as the Vice President of Corporate Development for a marketing communications firm where he was responsible for the company's acquisition program. Prior to that he worked at CCFL Ltd. a Toronto based merchant bank in the Senior Debt Department and subsequently for Trillium Growth Capital the firm's venture capital Fund. Mr. Wolf received a Bachelor of Arts from Dalhousie University.

            Mr. Regenstein has over 25 years of experience with 21 years of such experience in the aviation services industry. Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the Corporation's Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.

Post-Confirmation Operations of the Reorganized Debtor

            After the Confirmation Date, the Reorganized Debtor intends to raise additional financing to make itself a more attractive merger candidate. Following the completion of such financing, the Reorganized Debtor will seek to merge with an appropriate privately held company/merger candidate. The principals of Trinad have previously consummated a similar successful transaction in the merger of Majesco Games into ConnectivCorp, which now trades under the symbol MJSH on the bulletin board. On the Effective Date, pursuant to the Plan, the Reorganized Debtor will have no debt obligations, will hold de minimis assets, will have an initial capitalization of $100,000, and will also have positive tax attributes.

Post-Confirmation Compensation to Professional Persons

            The Plan permits Professional Persons to provide professional services following the Effective Date. Such services will be paid within five
(5) Business Days after submission of a bill to (a) the Liquidation Trustee and
(b) the Debtor Representative, provided that the Liquidation Trustee or the Debtor Representative asserts no objection to the payment within such period. If an objection is asserted and remains unresolved, the Professional Person may file an application for allowance with the Bankruptcy Court and such fees will be paid as may be fixed by the Bankruptcy Court.

Procedures for Resolving and Treating Disputed Claims

            Article VII of the Plan provides for the procedures regarding the resolution and treatment of Disputed Claims. As of the Effective Date, the Liquidation Trustee will open an interest-bearing account. When any Distribution is to be made to holders of Claims entitled to payment in Cash, the Liquidation Trustee will deposit into the account any amount that would be distributed to the holder of a Disputed Claim or Interest if it were an Allowed Claim or Interest.

Such amount deposited or recorded will be held until entry of a Final Order determining whether the Disputed Claim or Interest, or any portion thereof, is an Allowed Claim or Interest. No Distributions will be made on account of a Disputed Claim or Interest. As soon as practicable after a Disputed Claim or Interest becomes an Allowed Claim or Interest, the Liquidation Trustee and/or the Reorganized Debtor will make the Distributions on such Allowed Claim or Interest from the appropriate reserve. Any funds or New Common Stock held in reserve on account of any Disputed Claim or Interest will be reallocated among Allowed Claims or Interests, as the case may be, to the extent such Disputed Claim(s) or Interest(s) are not Allowed.

Assumption/Rejection of Executory Contracts

            Article VIII of the Plan provides for the assumption and rejection of certain executory contracts or unexpired leases. The Plan provides that (a) any Executory Contract with a customer or client of the Debtor in respect of the provision of products or services by Debtor and in respect of which the Debtor is to receive additional payments thereunder and (b) insurance policies owned by the Debtor, will be deemed assumed by the Debtor as of the Effective Date and assigned to the holders of the Secured Claims (or their designee), unless a motion to reject such Executory Contract(s) is pending as of the Confirmation Date. Any and all other Executory Contracts to which the Debtor is a party, except those that (x) have been previously assumed or (y) that are the subject of a motion to assume filed with the Bankruptcy Court prior to the entry of the Confirmation Order, which results in a Final Order, will be deemed rejected and disaffirmed as of the Confirmation Date.

            The Plan provides that all non-debtor parties to the Executory Contracts to be assumed shall electronically file with the Clerk of the Bankruptcy Court a Cure Claim setting forth all claims and arrearages against the Debtor under such Executory Contract that arose prior to the commencement of the Chapter 11 case, and serve a copy of the Cure Claim, in accordance with the provisions set forth in the Disclosure Statement Order, provided, however, that any party that is required to file a cure claim pursuant to the Plan and the Disclosure Statement Order, but fails to do so, shall be bound by the cure amount as set forth on Schedule 1 to the Plan, and shall be forever barred from asserting any other cure claim(s) against the Debtor, its estate, the Secured Creditors or their designee, the Reorganized Debtor, or the Liquidation Trust and Liquidation Trustee.

            With respect to the curing of defaults under assumed contracts, the Liquidation Trustee will cure any and all undisputed defaults under any Executory Contract by the Debtor from the Available Cash in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured will be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties. Any non-debtor party to a contract or lease deemed rejected under the Plan will be entitled to file a proof of Claim for damages with the Bankruptcy Court no later than thirty
(30) days following the Confirmation Date. A copy of the proof of claim must also be delivered to counsel to the Debtor, the Liquidation Trustee, and the Debtor Representative. The failure of such entity to file a proof of Claim within the period prescribed will forever bar such entity from asserting any Claim for damages arising from the rejection of such executory contract. The filing of any such proof of Claim will be without prejudice to any and all rights the Liquidation Trustee may have to object to the allowance thereof. In addition, the employment agreement of Robert A. Bacchi, the Debtor's chief operating officer, will be deemed rejected on the Effective Date of the Plan and any claims arising from the rejection of the Bacchi Contract will be deemed waived, discharged and released without further act of deed.

Other Provisions of the Plan

            The Plan contemplates that the Reorganized Debtor will continue to engage in business post-confirmation, and this post-confirmation business forms the basis for a recovery to Interest Holders. Therefore, Article IXI of the Plan provides that the Debtor will receive a discharge in the Case. Specifically, the Plan provides that: (a) the rights afforded in the Plan and the treatment of all Claims and Interests therein will be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and Interests of any nature whatsoever, known or unknown; (b) on the Effective Date, all such Claims against, and Interests in, the Debtor will be satisfied, discharged, and released in full; and (c) all persons and entities will be precluded from asserting against the Debtor or Reorganized Debtor or their assets or properties any Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. In addition, the Plan enjoins all Claimants and Interest holders from commencing or continuing any judicial or administrative proceeding, or employing any judicial or administrative process against the Debtor, the Reorganized Debtor, the Liquidating Trust or the Plan Sponsor and/or from interfering with the implementation and consummation of the Plan, and the payments to be made under the Plan.

            Under the Plan, the Bankruptcy Court will retain jurisdiction over the Case after the Confirmation Date and until the Case is closed for certain specific purposes. For example, the Bankruptcy Court will, among other things,
(a) hear and determine all objections to Claims and Interests, (b) any and all controversies, suits and disputes (c) hear and determine all applications for compensation by the Professionals Persons, (d) preside over any adversary proceedings, and (e) enforce the provisions of the Plan.

            Finally, the Plan provides that the Debtor and Professional Persons retained by the Debtor will be exculpated from any liability to any person or entity for any act or omission taken in good faith in connection with or related to the negotiation, formulation, preparation and confirmation of the Plan, the consummation and administration of the Plan, the Disclosure Statement, the Case, or the property distributed under the Plan. The exculpation does not affect any liability resulting from fraud, gross negligence or willful misconduct.

Certain Risks Associated with the Plan

            This Disclosure Statement contains forward-looking statements. The statements relate to future events or the Reorganized Debtor's future activities and/or performance, and involve known and unknown risk, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should consider that various factors might cause the Reorganized Debtor's actual actions and results to differ materially from any forward-looking statement.

            Among other things, the Plan contemplates the infusion of $400,000 from the Plan Sponsor, and that the Plan Sponsor will issue 7% of the New Common Stock in the Reorganized Debtor for distribution to shareholders. The SEC and the UST have filed objections to certain aspects of the Plan and may continue to press them at confirmation. Specifically, the SEC and the UST have challenged the Debtor's entitlement to a discharge under section 1141(d) of the Bankruptcy Code and have argued that the primary purpose of the Plan is to avoid registration under the securities law and, thus, violates section 1129(d) of the Bankruptcy Code. The Debtor vigorously contests these claims. Moreover, the Debtor has endeavored to allay certain of these concerns by the Plan Sponsor's agreement to refrain from any sale of the New Common Stock to be issued to it under the Plan for a period of ninety (90) days following the occurrence of all of the following events (a) a transaction between the Reorganized Debtor and a merger partner has been consummated, (b) a Form 8K has been filed by the Reorganized Debtor with the SEC setting forth the terms of the merger, acquisition or other transaction, with disclosures to be made on substantially the same terms as would be required by an entity filing a registration statement with the SEC, and (c) audited financials of the merger partner have been filed with the SEC. Moreover, the Debtor believes that there is ample authority for granting a discharge under the facts and circumstances of this Case and that the Plan does not violate section 1129)d) of the Bankruptcy Code. See In re Rath Packing Co., 55 B.R. 528 (Bankr.N.D. Iowa 1985); In re Global Water Technologies, Inc., 311 B.R. 896 (Bankr.D.Co. 2004); In re T-H New Orleans Limited Partnership, 116 F.3d 790 (5th Cir. 1997.

            These issues are material to the Plan Sponsor and must be part of the Plan approved by the Court for the Plan Sponsor to support the Plan and the reorganization. In the event they are not resolved prior to confirmation, and the SEC and the UST object to the Plan, there will be a contested confirmation hearing. If their objections are filed, the Debtor intends to contest them vigorously. However, if their objections are filed and upheld by the Court, the Plan Sponsor will not sponsor the Plan, there will be no recovery or distribution to unsecured creditors, and there will be no Reorganized Debtor or New Common Stock to issue to shareholders.

            In the event the Debtor is unable to reach a settlement or consensual agreement with the SEC and the UST and/or the Bankruptcy Court sustains their objections, the Debtor reserves the right - - at any time prior to the Effective Date - - to substitute the Plan Sponsor with another person or entity offering to purchase the New Common Stock under the Plan on such terms and conditions as may be agreed to between the Debtor and such person or entity, including terms and conditions that are not the same, or as economically favorable to the Estate, as those are being offered by the Plan Sponsor. The Debtor strongly believes that if it were forced to find an alternative to the Plan Sponsor, such person or entity would not be likely to offer as much as the $500,000 proposed to be paid by the Plan Sponsor. In such event, the recovery unsecured creditors would be dramatically reduced. It also believed that any alternative to the Plan Sponsor would not be likely to offer any New Common Stock to existing equity. In such event, existing equity would receive no distribution in the case. In the event any substitute to the Plan Sponsor does not enable the Debtor to provide a distribution to existing shareholders, the Debtor may seek to invoke the cram-down provision of section 1129(b) of the Bankruptcy Code. See Plan at ss.10.6.

Filing of Reports With the SEC and Limited Market for New Common Stock

            Upon consummation of the Plan, the Reorganized Debtor intends to remain a reporting company. As of the Petition Date, the Debtor has not filed periodic reports due since April 2004 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in respect of any periods subsequent to the quarter ended September 30, 2003, given its limited cash and personnel resources at the time. As the Plan contemplates that the Reorganized Debtor will remain a reporting company, it will be required to file any such delinquent reports that have not been filed by the Debtor prior to the Effective Date. [Since the Petition Date, the Debtor has filed all delinquent periodic reports with the SEC and is now current in all its filings.]

            As a result of its failure to file periodic reports under the Exchange Act, the Debtor may be the subject of a revocation proceeding by the SEC, pursuant to which the SEC could revoke the registration of it common stock under the Exchange Act. If the registration of the existing common stock under the Exchange Act is revoked, no member of a national securities exchange, broker or dealer will be able to effect any transaction in, or induce the purchase or sale of, the common stock. This may have an adverse effect on the liquidity of the common stock and the prices at which it may trade, if at all. Accordingly, any recipient of New Common Stock may have to hold its shares for an indefinite period of time.

            A portion of the Distributions to holders of Allowed Interests under the Plan will be New Common Stock. The New Common Stock is being issued in reliance upon an exemption from registration and qualification requirements contained in Section 1145 of the Bankruptcy Code. Therefore, the Debtor believes that, generally speaking, parties who are not affiliates of the Debtor and who receive New Common Stock in exchange of their Claims would be legally entitled to trade such shares in a public market immediately upon issuance thereof. Note, however, that no public market exists for the New Common Stock, and the Debtor does not anticipate that any will necessarily develop in the foreseeable future. Therefore, notwithstanding the legal ability to trade the New Common Stock, any recipient should expect that it might have to hold the stock for an indefinite period of time.

Responsibilities for Securities Law Compliance

            The exemption contained in Section 1145(a) is not available to an entity that is an underwriter within the meaning of Section 1145(b) of the Code. Further, shares not received in exchange of claims or interests (such as New Common Stock issued to the holders of Allowed Interests), and shares held by Insiders, will not be deemed issued in a public offering and cannot be traded in a public market unless the New Common Stock is registered with the SEC and qualified under state securities laws or an exemption, other than Section 1145(a)(1), from the registration or qualification requirements is available to the recipient.

            The federal and state securities laws are complex and detailed. The description and legal status of the New Common Stock contained in this Disclosure Statement is not intended to be exhaustive. The Debtor is not aware of the particular status of each person eligible to receive New Common Stock under the Plan. Accordingly, Interestholders should not rely on the description contained herein in determining the effect of receiving New Common Stock. You are urged to consult with your own legal advisor before making any decisions with respect to the New Common Stock.

                                       V.

                                  Feasibility

            The Bankruptcy Code provides that a plan may be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization, unless such liquidation or reorganization is expressly provided for in the plan. In essence, this provision requires that the Bankruptcy Court find that the Debtor are capable of fulfilling their commitments under the Plan, or put simply, that the Plan is feasible. The commitments under the Plan require payment in Cash of Administrative Claims, Priority Tax Claims, the Bacchi Claim, Priority Claims and Unsecured Claims. It is submitted that the Liquidation Trust, by virtue of cash currently held by the Debtor and Cash to be contributed for distribution by the Plan Sponsor, will have sufficient funds to make the required payments in accordance with the Plan. Thus, the Debtor believes that it will be able to meet its commitments under the Plan.

            THE ESTIMATED RECOVERIES, PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARDLOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN. ALL PROJECTIONS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTOR AND NOT TO ANY OTHER PARTY.

            The projections reflect assumptions concerning Allowed Claims and Interests, as well as litigation recovery, some of which may not materialize. The Debtor believes its assumptions are reasonable. However, the results of the claims and interest reconciliation process, as well as the outcome of pending litigation, may not prove to be as the Debtor expects. Therefore, the actual results achieved, and the size of the distributions made, may vary, and such variations may be material and adverse.

                                       VI.

      Confirmation Notwithstanding Rejection By Voting Class Under The Plan

            Section 1129(a) of the Bankruptcy Code provides, among other things, that a plan may be confirmed only if at least one impaired class votes to accept the plan. Here, all Classes of Claims and Interests are impaired under the Plan, except for the holders of Claims in Class 1d (Other Secured Claims), and Class 2 (Priority Claims). It is possible that the Debtor will need to invoke the "cram down" provisions of the Bankruptcy Code. The Bankruptcy Code permits confirmation of a plan even if it is not accepted by an impaired class so long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan without taking into consideration the votes of any insiders in such class, and (c) the plan is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted the plan. These so called "cramdown" provisions are set forth in section 1129(b). The Debtor submits that the Plan is "fair and equitable" and does not "discriminate unfairly" and that the treatment of all Classes of Claims and Interests satisfies the requirements for non-consensual confirmation of the Plan.

                                      VII.

                      Alternative of Chapter 7 Liquidation

            The Bankruptcy Code requires that unless all impaired classes vote to accept a plan, the members of each impaired rejecting class must receive a distribution under the plan that is at least as much as the distribution they would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. In a liquidation under Chapter 7 of the Bankruptcy Code, the Distributions will be substantially diluted by the administrative expenses of the Chapter 7 Trustee and his/her professionals and the distribution would be significantly delayed. Further, in the event of a conversion to Chapter 7, the Plan Sponsor would not contribute $500,000 in Cash and New Common Stock for distribution under the Plan. As evidenced by Exhibit A hereto, were the Debtor to liquidate under chapter 7 instead of reorganizing under this Plan, recoveries to all impaired classes would be dramatically reduced.

                                      VIII.

     Material Federal Income Tax Considerations Certain Federal Income Tax
                            Consequences of the Plan

            The following discussion is a summary of certain anticipated federal income tax consequences of the transactions proposed in the Plan to the Debtor and to the holders of Claims against or Interests in the Debtor. The summary is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended ("Tax Code"), the treasury regulations promulgated thereunder, other administrative and judicial authorities, all as in effect as of the date of this disclosure statement and all of which are subject to change, possibly with retroactive effect.

            The summary does not address all aspects of federal income taxation that may apply to a particular holder of a Claim or Interest in light of such holder's particular facts and circumstances or to certain types of holders of Claims or Interests subject to special treatment under the Tax Code (such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations and holders who received Claims or Interests in connection with the performance of services) and also does not discuss any aspects of state, local, or foreign taxation.

            This summary assumes that each holder of a Claim holds such Claim as a capital asset and is, for U.S. federal income tax purposes, either a citizen or resident of the United States, a corporation organized under the laws of the United States or any state, an estate (other than a foreign estate as defined in Section 7701(a)(31)(A) of the Tax Code) or a trust the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions.

            No ruling will be sought from the Internal Revenue Service ("IRS") with respect to any of the tax aspects of the Plan and the Debtor has not obtained any opinion of counsel with respect to such consequences. Accordingly, each holder of a Claim or Interest is strongly urged to consult with its tax advisor regarding the federal, state, local, and foreign tax consequences of the Plan.

Federal Income Tax Consequences To the Reorganized Debtor Discharge Of Indebtedness Income

            A corporation generally must include in its gross income the amount of any of its indebtedness that is cancelled or discharged in exchange for consideration that has a fair market value or issue price that is less than the adjusted issue price of the indebtedness. The amount a corporation is required to include in income as a result of cancellation of its indebtedness is known as cancellation of debt income ("COD income"). A corporation is not required to include COD income in its gross income for tax purposes, however, if the discharge of indebtedness occurs pursuant to a plan approved by a court in a case under the Bankruptcy Code. Instead, the amount that would have been treated as COD income if not for the bankruptcy exception must be applied to reduce certain of the corporation's tax attributes. The tax attributes that must be reduced are, first, the corporation's net operating loss carryovers ("NOL carryovers"), then its general business credit carryovers, its minimum tax credit carryovers, its capital loss carryovers, its basis in property, and finally its foreign tax credit carryovers.

            The consummation of the Plan may cause the Debtor to realize COD income. Under the rules described above, however, the Reorganized Debtor will not be required to include the COD income in its gross income for tax purposes, but will be required to reduce its tax attributes by the amount of COD income that was not included in its gross income. Accordingly, the Debtor expects to be required to reduce its NOL carryovers as the result of the exclusion of such COD income from their taxable income.

Possible Limitations On NOL Carryovers And Other Tax Attributes

            The issuance of New Common Stock pursuant to the Plan is expected to result in an "ownership change" of the Reorganized Debtor for purposes of
Section 382 of the Tax Code. In general, the result of an ownership change would be that a corporation's ability to use NOL carryovers that arose in periods prior to the ownership change to offset future taxable income would be subject to an annual limitation. The annual limitation may also apply to restrict the corporation's ability to use certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change to offset taxable income in periods after the ownership change. The limitation applies in cases in which the corporation has "net unrealized built-in loss" as defined in the Tax Code. The annual limitation on a corporation's ability to use NOL carryovers and built-in losses and deductions to offset income in periods after the ownership change is known as the "Section 382 limitation". The Reorganized Debtor may be subject to the Section 382 limitation, in which case the limitation on the use of NOL carryovers most likely would be material.

Federal Income Tax Consequences To Claim Holders

            The Federal income tax treatment of holders of Class 1a and 1b Claims generally depends on whether such Claims are treated as "securities" for Federal income tax purposes. It is likely that the Class 1 Claims do not constitute "securities" for Federal income tax purposes, and the remainder of this summary assumes that such claims do not constitute securities.

            In general, the Plan provides that Class 1a and 1b Claims will be exchanged for the Assets. As a result of such exchange, a holder of a Class 1a or 1b Claim should recognize gain (or loss) equal to the amount by which the fair market value (or, in the case of debt, the issue price) of the Class 1 consideration received by such holder exceeds (or is less than) such holder's tax basis in his Class 1 Claim. Such gain or loss should constitute capital gain or loss. The issue price of any debt received should equal the principal amount of such debt. To the extent any Class 1 consideration is deemed received in respect of interest previously accrued in respect of a Class 1 Claim, a holder of such Claim would not be required to include an amount equal to the fair market value (or issue price, in the case of debt) of such consideration in such holder's income if such holder previously included such accrued interest in income in accordance with its method of tax accounting, but would be required to include such amount in income to the extent that such holder had not previously included such amount in income. A holder should be entitled to a deduction to the extent such holder previously included unpaid interest in income and does not receive payment in respect of such interest, although the IRS could argue that the failure to receive such a payment should result in a capital loss rather than an ordinary deduction.

            A portion of Class 2 and Class 3 Claims constitute Claims for unpaid employee compensation. Assuming that the holders of such Claims are cash-method taxpayers, such holders will be required to treat any amount received in respect of such Claims as ordinary compensation income at the time such amount is paid (including any amount withheld in respect of employment taxes). Holders of other Unsecured Claims should recognize gain (or loss) equal to the amount by which the cash received in respect of such Claims exceeds (or is less than) the tax basis of such Claims.

            Finally, holders of Subordinated Claims and Interests should recognize loss equal to their tax basis in their Claims or Interests.

Backup Withholding and Information Reporting

            Certain non-corporate holders of Subordinated Claims or Interests who receive New Common Stock upon consummation of the Plan may be subject to backup withholding, at a rate that is presently 28%, on any payment of dividends on the New Common Stock. Backup withholding will not apply, however, to a holder who (a) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (b) provides a certification of foreign status on IRS Form W-8BEN or substantially similar form, or (c) is otherwise exempt from backup withholding. If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

            THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN.

                                       IX.

                                   Conclusion

            The Debtor believes that the Plan offers fair treatment for all holders of Claims and Interests under the most favorable available terms, and strongly believes that the Plan should be confirmed. It is anticipated that the Confirmation of the Plan will occur in January 2005.

Dated: New York, New York
       December 17, 2004
       eB2B COMMERCE, INC.


                                                By: /s/ Richard S. Cohan
                                                    Richard S. Cohan, Chairman
                                                    and CEO

HALPERIN BATTAGLIA RAICHT, LLP
Counsel to eB2B COMMERCE, INC.
Debtor and Debtor-In-Possession


By: /s/ Robert D. Raicht
    Alan D. Halperin (AH-8432)
    Robert D. Raicht (RR-2370)
    Neal W. Cohen (NC-3573)
    555 Madison Avenue - 9th Floor
    New York, New York 10022
    (212) 765-9100